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Parent and Subsidiaries*

Name                       State or Province of Incorporation
              -----------------------------------------------------
XTRA Corporation                                           Delaware

Subsidiary of XTRA Corporation
XTRA, Inc.                                                 Maine

Subsidiaries of XTRA, Inc.
XTRA Intermodal, Inc.                                      Delaware
XTRA International Ltd                                     Delaware
X-L-CO., INC.                                              Delaware
XLI, Inc.                                                  Delaware

Subsidiaries of XLI, Inc.
Distribution International Corporation                     Delaware

Subsidiaries of Distribution International Corporation
Strick Canada Limited                                      Ontario
XTRA Lease, Inc.                                           Delaware


* Certain inactive subsidiaries have been omitted.